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                                                             EXHIBIT 99-A(23)(a)

                        Consent of Independent Auditors
                        -------------------------------


The Shareholder and Board of Directors
Aetna Life Insurance and Annuity Company:

We consent to the use of our reports included herein and to the reference to our Firm under the heading "Experts" in the Prospectus.

Our reports refer to a change in 1993 in the Company's methods of accounting for certain investments in debt and equity securities and reinsurance contracts, and a change in 1992 in the Company's methods of accounting for income taxes and postretirement benefits other than pensions.

                                                   /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
July 14, 1995